As filed with the Securities and Exchange Commission on February 6, 2015

Registration No. 333-194988

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

KITARA MEDIA CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-3881465
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

525 Washington Blvd., Suite 2620

Jersey City, New Jersey 07310

(Address, Including Zip Code, of Principal Executive Offices)

KITARA MEDIA CORP. 2012 LONG-TERM INCENTIVE EQUITY PLAN

KITARA MEDIA CORP. 2013 LONG-TERM INCENTIVE EQUITY PLAN

(Full Title of the Plan)

Robert Regular, Chief Executive Officer

Kitara Media Corp.

525 Washington Blvd., Suite 2620

Jersey City, New Jersey 07310

(201) 539-2200

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

David Alan Miller, Esq.

Jeffrey Gallant, Esq.

Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th floor

New York, NY 10174

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-194988) (the “Registration Statement”) of Kitara Media Corp., a Delaware corporation (the “Company”), which was filed with the Securities and Exchange Commission (the “SEC”) on April 2, 2014. The Registration Statement registered the following: 6,000,000 shares of the Company’s common stock for issuance pursuant to the Company’s 2012 Long-Term Incentive Equity Plan and 6,000,000 shares of the Company’s common stock for issuance pursuant to the Company’s 2013 Long-Term Incentive Equity Plan.

On January 28, 2015, the Company consummated the transactions contemplated by (i) the Agreement and Plan of Reorganization (the “Merger Agreement”), dated as of October 10, 2014, by and among the Company, Kitara Holdco Corp. (now known as Propel Media, Inc.) (“Holdco”), which was previously a wholly-owned subsidiary of the Company, and Kitara Merger Sub, Inc. (“Merger Sub”), which was previously a wholly-owned subsidiary of Holdco, and (ii) the Unit Exchange Agreement (the “Exchange Agreement”), dated as of October 10, 2014 and amended as of December 23, 2014, by and among the Company, Holdco, Future Ads LLC (“Future Ads”) and the former members of Future Ads (the “Members”).

Pursuant to the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the merger as a wholly-owned subsidiary of Holdco. In the Merger, each outstanding share of the Company’s common stock was converted into one share of Holdco common stock. Immediately following the Merger and as part of a single integrated transaction, pursuant to the Exchange Agreement, the Members exchanged all of the outstanding Future Ads limited liability company interests for cash, shares of Holdco common stock and the right to receive certain additional payments (the “Exchange”). Upon the closing of the Merger and Exchange, Holdco became the new public company and the Company and Future Ads became wholly-owned subsidiaries of Holdco.

As a result of the Merger and Exchange, the offering pursuant to the Registration Statement has been terminated. The Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to terminate the effectiveness of the Registration Statement and remove from registration any and all securities of the Company previously registered but unsold under the Registration Statement as of the effective time of the Merger (the “Plan Shares”), in accordance with the undertakings made by the Company in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering. The Plan Shares are hereby deregistered.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jersey City, State of New Jersey, on February 6, 2015.

KITARA MEDIA CORP.

By:	/s/ Robert Regular
Name: Robert Regular
Title: Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.